SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

CHECK THE APPROPRIATE BOX:

     [X]  Preliminary Information Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))

     [ ]  Definitive Information Statement

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
                  (Name of Registrant As Specified in Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

     [X]  No Fee Required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
          1)   Title of each class of securities to which transaction applies:
               N/A
          2)   Aggregate number of securities to which transaction applies: N/A
          3)   Per  unit  price  or  other   underlying  value  of transaction
               computed pursuant to Exchange Act Rule 0-11 (Set forth in the amount on which the filing fee is calculated and state how it was determined): N/A
          4)   Proposed maximum aggregate value of transaction: N/A
          5)   Total fee paid: N/A

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          1)   Amount Previously Paid: N/A
          2)   Form, Schedule or Registration Statement No.: N/A
          3)   Filing Party: N/A
          4)   Date Filed: N/A

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
                             100 SWEENEYDALE AVENUE
                            BAY SHORE, NEW YORK 11706

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             NOTICE OF STOCKHOLDER ACTION IN LIEU OF SPECIAL MEETING

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TO THE STOCKHOLDERS
OF WINDSWEPT ENVIRONMENTAL GROUP, INC.:

     This information Statement is furnished to the stockholders of Windswept Environmental Group, Inc. (the "Company") in connection with the following corporate action approved by the written consent of a stockholder of the Company which owns sufficient voting securities of the Company to approve such action:

          An amendment to Article FOURTH of the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of common stock, par value $.0001 per share, of the Company from 50,000,000 shares to 100,000,000 shares.

     We are not asking you for a proxy and you are requested not to send us a proxy. Your vote or consent is not requested or required to approve the above amendment. This Information Statement is provided solely for your information. This Information Statement also serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of the stockholders of the Company.

                                 By Order of the Board of Directors
                                 Michael O'Reilly
                                 Chairman, President and Chief Executive Officer
March ___, 2000

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
                             100 Sweeneydale Avenue
                            Bay Shore, New York 11706

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                              INFORMATION STATEMENT

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GENERAL INFORMATION

     This Information Statement is furnished by Windswept Environmental Group, Inc., a Delaware corporation (the "Company"), in connection with the following corporate action approved by a stockholder of the Company which owns sufficient voting securities of the Company to approve such actions:

          An amendment to Article FOURTH of the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of common stock, par value $.0001 per share, of the Company from 50,000,000 shares to 100,000,000 shares.

     As more fully described in this Information Statement, the foregoing corporate action is being taken in order to, among other things, allow the Company to issue additional shares of its common stock, par value $.0001 per share (the "Common Stock").

     There are currently 38,443,254 shares of Common Stock issued and outstanding and 11,556,746 shares of Common Stock reserved for issuance upon exercise of options, warrants and similar rights to acquire shares of Common Stock. On October 29, 1999, the Company entered into a Subscription Agreement (the "Subscription Agreement") with Spotless Plastics (USA) Inc., a Delaware corporation ("Spotless"), pursuant to which (i) Windswept Acquisition
Corporation, a Delaware corporation wholly owned by Spotless ("Acquisition Corp."), purchased from the Company 22,284,683 shares of Common Stock and 9,346 shares of Series B Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series B Preferred"). Each share of Series B Preferred is convertible into 1,000 shares of Common Stock. In addition, Spotless advanced to the Company the sum of $2,000,000 pursuant to the terms of a Convertible Promissory Note (the "Note"), which is convertible, subject to the terms and conditions thereof, into either 25,304,352 shares of Common Stock (or, in the event that certain approvals have not been obtained at the time of conversion, into 25,305 shares of Series B Preferred). In connection with the equity and debt financing provided by Acquisition Corp. and Spotless, the Company granted options to Michael O'Reilly, the Chief Executive Officer and President of the Company, to purchase an aggregate of 5,486,309 shares of Common Stock (the "Stock Options") pursuant to the terms of two Stock Option Agreements dated October 29, 1999 (the "Stock Option Agreements"). As more fully described in this Information Statement, the foregoing corporate action is being taken in order to, among other reasons, allow the Company to reserve shares of Common Stock for issuance upon conversion of shares of Series B Preferred, conversion of the Note and exercise of the Stock Options. If the number of authorized shares of Common Stock were not increased, there would not be enough shares of Common Stock available for issuance upon conversion of shares of Series B Preferred, conversion of the Note and exercise of the Stock Options, among other things. See "The Transaction". In reviewing the equity and debt financing provided by Acquisition Corp. and Spotless, stockholders should give attention to the matters set forth under the caption "Certain Considerations" commencing on page 12 of this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

     The appropriate date upon which this Information Statement will first be sent to stockholders is March __, 2000.

          THE ACTIONS DESCRIBED HEREIN HAVE BEEN APPROVED
          BY  A  STOCKHOLDER  OF  THE  COMPANY WHICH OWNS
          SUFFICIENT VOTING  SECURITIES TO  APPROVE  SUCH
          ACTIONS.  YOUR VOTE OR CONSENT IS NOT REQUESTED
          OR  REQUIRED  TO  APPROVE  SUCH  ACTIONS.  THIS
          INFORMATION  STATEMENT  IS  PROVIDED SOLELY FOR
          YOUR INFORMATION.

                                TABLE OF CONTENTS

                                                                          Page
INFORMATION STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . . .     1
     General Information . . . . . . . . . . . . . . . . . . . . . . . .     1

AMENDMENT TO THE CERTIFICATE OF INCORPORATION. . . . . . . . . . . . . .     4
     Proposed Amendment. . . . . . . . . . . . . . . . . . . . . . . . .     4
     Reason for Adoption . . . . . . . . . . . . . . . . . . . . . . . .     4
     The Transaction - Potential Advantages and Disadvantages. . . . . .     5

THE TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
     Factors Considered by the Board of Directors. . . . . . . . . . . .     8
     Certain Considerations. . . . . . . . . . . . . . . . . . . . . . .    10
     Change in Control of Company. . . . . . . . . . . . . . . . . . . .    11
     No Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . .    11
     Regulatory Requirements . . . . . . . . . . . . . . . . . . . . . .    12

CERTAIN INFORMATION CONCERNING THE COMPANY . . . . . . . . . . . . . . .    13
     Description of Common Stock . . . . . . . . . . . . . . . . . . . .    13
     Information Relating to the Company's Voting Securities . . . . . .    13
     Securities Ownership of Certain Beneficial Owners and Management. .    13
                                                                    APPENDIX A

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                              INFORMATION STATEMENT


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PROPOSED AMENDMENT

     The Board of Directors of the Company (the "Board of Directors") has unanimously approved the following amendment to the Company's Certificate of Incorporation, as amended, and directed that such amendment be submitted to the Company's stockholders for their approval:

          RESOLVED, that paragraph (a) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be amended by deleting such paragraph in its entirety and substituting, in lieu thereof, the following:

          "(a) Common Stock: One Hundred Million (100,000,000) shares of Common Stock, par value $.0001 per share."

     Windswept Acquisition Corporation, a Delaware corporation ("Acquisition Corp."), owns a majority of the issued and outstanding shares of common stock, par value $.0001 per share, of the Company (the "Common Stock") and has executed a written consent approving the proposed amendment to Article FOURTH of the Company's Certificate of Incorporation, as amended.

          ACCORDINGLY, THE VOTE OR CONSENT OF THE OTHER STOCKHOLDERS OF THE COMPANY IS NOT REQUESTED OR REQUIRED TO APPROVE SUCH AMENDMENT.

REASON FOR ADOPTION

     As of the date of this Information Statement, there are 38,443,254 shares of Common Stock issued and outstanding. The Company's Certificate of Incorporation, as amended, currently authorizes a maximum of 50,000,000 shares of Common Stock. The purposes of this amendment to increase the authorized shares of Common Stock from 50,000,000 shares to 100,000,000 shares are to provide sufficient available shares of Common Stock: (i) to permit the Company to issue shares of Common Stock to Acquisition Corp. and its affiliates upon the conversion of certain securities issued in connection with the Transaction (as defined below); (ii) to permit the Company to issue shares of Common Stock upon the exercise of stock options granted to Michael O'Reilly, the Chief Executive Officer and President of the Company, in connection with the Transaction; and
(iii) for issuance in any private or public offerings, any acquisitions or any other issuances of shares of Common Stock by the Company as they may be authorized pursuant to the actions of the Board of Directors. See "The Transaction."

THE TRANSACTION - POTENTIAL ADVANTAGES AND DISADVANTAGES

     The amendment to the Certificate of Incorporation was approved in connection with the equity and debt financing (the "Transaction") provided to the Company by Acquisition Corp. and Spotless Plastics (USA) Inc., a Delaware corporation which owns all the issued and outstanding shares of capital stock of Acquisition Corp. ("Spotless"), pursuant to the terms of a Subscription Agreement dated October 29, 1999 (the "Subscription Agreement"), as more fully described below under the caption "The Transaction." In connection with its approval of the Transaction, the Board of Directors considered and reviewed various factors, including, without limitation, the financial position of the Company, the fairness opinion (the "Fairness Opinion") delivered by Donald & Co. Securities Inc. ("Donald & Co."), the Company's results of operations, the prospects for alternative transactions, the possible synergistic and expansion opportunities associated with the Transaction, and the ability of the Company to secure alternative equity or debt financing, either through prospective investors or strategic alliances. In reaching its decision to approve the Transaction, the Board of Directors identified the following potential benefits of the Transaction:

          The determination that the Transaction is fair, from a financial point of view, to the Company's stockholders as determined by Donald & Co. and set forth in the Fairness Opinion.

          The determination that the Company would be refinancing its outstanding indebtedness to Business Alliance Capital Corporation ("BACC") at a significantly lower interest cost.

          The determination that, as a result of such refinancing, the Company would remedy outstanding defaults with respect to its borrowings and would not be at risk with respect to any acceleration of its outstanding borrowings and foreclosure on substantially all of the assets of the Company pursuant to security interests granted by the Company to BACC.

          The belief that it is unlikely that the Company would have adequate capital and other resources if it did not complete the Transaction or an alternative transaction, based on the then existing financial condition of the Company and its inability under the Loan and Security Agreement (the "Loan Agreement") with BACC to borrow additional funds.

          The belief that the Company will be able to achieve synergistic benefits through its association with Spotless, including increased financial resources and an ability to attract additional capital in the future.

          The belief that Spotless could offer strategic relationships and enhance the Company's ability to market its emergency response and environmental remediation services to the Northeast market.

     In the course of its deliberations, the Board of Directors also reviewed and considered several possible risks associated with the Transaction, including the following:

          The Board of Directors recognized that as a result of the Transaction, Spotless could determine the outcome of the election of the directors and thereby control the Company.

          Under   Delaware   General   Corporate   Law,  the  Company's
          stockholders  were  not  entitled  to  appraisal  rights   in
          connection with the Transaction.

     For additional information with respect to the foregoing factors, see "The Transaction Factors Considered by the Board" and "The Transaction Certain Considerations."

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                                 THE TRANSACTION


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GENERAL

     On October 29, 1999, Spotless provided certain debt and equity financing to the Company pursuant to the Subscription Agreement. The Company issued to Acquisition Corp. 22,284,683 shares of Common Stock, representing 58.0% of the issued and outstanding shares of Common Stock, and 9,346 shares of Series B Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series B Preferred"). The purchase price was $0.07904 per share of Common Stock and $79.04 per share of Series B Preferred. In addition, Spotless advanced to the Company the sum of $2,000,000 pursuant to a Convertible Promissory Note dated October 29, 1999 (the "Note") which is convertible, at the option of Spotless, into 25,304,352 shares of Common Stock (or, in the event that certain approvals have not been obtained at the time of conversion, into 25,305 shares of Series B Preferred). Each share of Series B Preferred is convertible into 1,000 shares of Common Stock. In addition, since the holders of Series B Preferred are entitled to one vote on all matters presented to stockholders for each share of Common Stock issuable upon conversion of each share of Series B Preferred, Acquisition Corp. currently holds 64.4% of the Company's voting power. Upon conversion of the shares of Series B Preferred issued to Acquisition Corp., Acquisition Corp. will hold 66.2% of the issued and outstanding shares of Common Stock, and upon conversion of the Note into shares of Common Stock, Acquisition Corp. and Spotless will hold in the aggregate 77.9% of the issued and outstanding shares of Common Stock. As a result of the Transaction, Spotless has sufficient voting power to approve or disapprove amendments to the Company's Certificate of Incorporation, to elect a majority of the Board of Directors, to control the direction and policies of the Company, including dividends, acquisitions, mergers and consolidations, and to prevent or cause a change in control of the Company.

     All of the funds required for the Transaction were obtained from Spotless's existing working capital line of credit with Bank One Corporation.

     In connection with Transaction, the Company increased the size of its Board of Directors, effective as of October 26, 1999, from five (5) to nine (9) directors and accepted, with effect as of October 26, 1999, the resignation of JoAnn O'Reilly as a Director of the Company. The Board of Directors appointed each of Peter A. Wilson, Charles L. Kelly, Jr., Ronald B. Evans and Brian S. Blythe as new Directors. The Board of Directors also appointed, effective as of the date which is ten (10) days after the filing with the Securities and Exchange Commission (the "SEC") and transmission to the stockholders of the Company of an Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder, John J. Bongiorno as a Director of the Company. The continuing directors are Michael O'Reilly, Kevin Phillips, Anthony Towell and Samuel Sadove.

     The Company has granted to Mr. O'Reilly an option to purchase 2,674,714 shares of Common Stock, which vests and becomes exercisable in equal installments on each of the first, second and third anniversaries of October 29, 1999. The Company has also granted to Mr. O'Reilly an option to purchase 2,811,595 shares of Common Stock which is exercisable on or after October 29, 2006 (the "Conversion Date Option"); provided, that the exercisability of such option will be accelerated if and to the extent that Spotless converts or exchanges the Note. Mr. O'Reilly currently holds 177,333 shares of Common Stock, vested options to purchase 3,350,000 shares of Common Stock and options which have not yet vested to purchase 5,486,309 shares of Common Stock. The vested options to purchase 3,350,000 shares of Common Stock include the option to purchase 2,000,000 shares of Common Stock, exercisable at $.01 per share, granted to Mr. O'Reilly on September 12, 1996 which vested and became exercisable because a change in control of the Company occurred as a result of the Transaction.

     In connection with the execution and delivery of the Subscription Agreement, the Company also entered into an Amended and Restated Employment Agreement (the "Employment Agreement") with Mr. O'Reilly pursuant to which he will be employed by the Company as Chief Executive Officer and President for a term of five years, subject to renewal of successive periods of one year each, at a salary of $260,000 per year plus an Annual Bonus equal to 2.5% of the Company's Pre- Tax Income (as that term is defined in the Employment Agreement). Pursuant to the Employment Agreement, the Company has also agreed to purchase (unless such purchase would impair the capital of the Company) in a single transaction any or all shares of Common Stock held by Mr. O'Reilly on October 29, 1999 and any shares issuable to him pursuant to options outstanding on October 29, 1999 (to the extent vested) (the "O'Reilly Shares") (i) upon the expiration of the Employment Agreement, (ii) if Mr. O'Reilly is terminated by the Company other than for cause, death or disability or (iii) if Mr. O'Reilly terminates the Employment Agreement by reason of Resignation for Good Reason (as that term is defined in the Employment Agreement). The purchase price applicable to any such purchase shall be at a price mutually agreed upon. If the parties are not able to agree upon a purchase price, then the purchase price will be determined based upon a procedure using the appraised value of the Company at the time such obligation to purchase arises.

     Additionally, pursuant to a letter agreement, dated as of October 29, 1999, between Michael O'Reilly and Spotless (the "Letter Agreement"), Mr. O'Reilly has the right, upon receipt of notice that Spotless and its affiliates has acquired a beneficial ownership of more than seventy-five percent (75%) of the outstanding shares of Common Stock (on a fully diluted basis), to require Spotless to purchase, in a single transaction, the O'Reilly Shares. As a condition precedent to requiring the Company or Spotless, as the case may be, to repurchase the O'Reilly Shares, Mr. O'Reilly must forfeit the Conversion Date Option, except to the extent that the Conversion Date Option is at that time vested and exercisable. The purchase price applicable to any such purchase would be determined in the same manner as provided in the Employment Agreement.

FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

     In connection with approval of the Transaction, the Board of Directors has considered the relative values of the Company, the financial condition of the Company, the Company's relationship with BACC, the Company's need for additional capital before it can accept additional projects, the potential benefits of the Transaction and the risks of the Transaction to the Company's existing stockholders. The Board of Directors has identified several potential benefits of the Transaction, including the following:

          The Board of Directors determined that the amount paid by Spotless to acquire the shares of Common Stock and Series B Preferred pursuant to the Subscription Agreement and the terms and conditions of the Note are fair, from a financial point of view, to the Company's stockholders. The arms-length negotiation with Spotless resulted in the Company selling to Spotless the shares of Common Stock for $.07904 per share and Series B Preferred for $79.04 per share. The Board of Director's determination that the Transaction is fair, from a financial point of view, to the Company's stockholders was supported by the Fairness Opinion prepared by Donald & Co. obtained by the Company for purposes of valuing the Transaction. The Fairness Opinion concluded that the Transaction is fair, from a financial point of view, to the Company and its stockholders. Based on the foregoing, and after giving consideration to the Company's business and operations prior to the Transaction and the market for the Common Stock, the Board of Directors determined that the Transaction is fair, from a financial point of view, to the stockholders of the Company. The full text of the Fairness Opinion is attached as Appendix A to this Information Statement. STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.

          Prior to the Transaction, the Company was in default under certain provisions of the Loan Agreement with BACC. At that time, the total amount of funds available under the Loan Agreement had been borrowed by the Company. As a result of the default, the aggregate interest and fees the Company was paying to BACC under the Loan Agreement amounted to approximately 29% per annum of the outstanding balance. Additionally, such default entitled BACC to exercise certain rights under the Loan Agreement, including the legal right to foreclose on the Company's assets and to accelerate payment of the outstanding balance of the Loan Agreement, which could have forced the Company out of business (although, as of the date of Transaction, BACC had not exercised such right). Prior to the Transaction, there was no assurance that BACC would continue to forebear the exercise of its rights under the Loan Agreement. In addition, the Company declined certain projects where the high cost of financing would have reduced the profit to minimal amounts or eliminate any such profit.

     In early  1999,  in an  attempt  to  bolster  the  Company's  deteriorating financial position, the Board of Directors directed Michael O'Reilly to investigate alternative sources of financing for the Company. Under the Loan Agreement, the Company was unable to incur any additional indebtedness. The level of the Company's indebtedness had important consequences to the stockholders of the Company. Those consequences included the following: (i) the Company was unable to obtain necessary debt financing for working capital, capital expenditure or other purposes; (ii) cash flow from operations dedicated to payment of principal and interest on its indebtedness was not available for other purposes; (iii) the Company's level of indebtedness limited its flexibility in planning for or reacting to changes in its business; (iv) the Company's high level of indebtedness made it more vulnerable in the event of a downturn in its business or the economy in general; and (v) had the Company been unable to service its debt requirements, BACC could have foreclosed on substantially all of the Company's assets or required the Company to sell its assets in order to meet its debt service requirements, which sales could have been made at prices below the then market value of such assets. Had the Company been unable to generate cash flow from operations or obtain additional financing for debt service requirements, the Company faced substantial liquidity problems.

     Based on the foregoing, the Board of Directors has determined that the Transaction eliminated or substantially reduced the foregoing consequences associated with the Loan Agreement with BACC.

          The Board of Directors believes that the Company will be able to achieve synergistic benefits through its association with Spotless which has prior and current experience in the management and operation of service-oriented businesses. The long-term strategy of the Company is expected to focus on environmental, emergency and disaster response-related activities. The Company expects to benefit from
Spotless's experience and expertise with service oriented businesses. In addition, pursuant to the Letter Agreement, Spotless has agreed that it will present to the Company any acquisition opportunities of environmental remediation or disaster remediation businesses, in the United States or its territories, before making such acquisition on its own behalf.

          In addition to the synergistic benefits, the Board of Directors believes that the Company will be able to achieve other benefits through its association with Spotless. Included in such benefits are (a) increased financial resources, and (b) an ability of Spotless to finance additional capital at competitive rates in the future. The Board of Directors believes that the capital contribution, the increase in the Company's capital base, and the relationship with Spotless, will improve the Company's ability to explore potential future acquisitions, and thereby enhance the Company's long-term growth prospects. The Board of Directors believes that it is unlikely that the Company would have had adequate resources or capital to implement its business plan if it did not complete the Transaction, based on the then existing financial condition of the Company.

          The Board of Directors believes that a strategic relationship with Spotless may provide increased recognition in the services industry and other benefits accruing from an association with a company whose businesses are similar in nature to the Company's business. These factors were in the view of the Board of Directors supportive of the fairness to stockholders of the Transaction.

     The Board of Directors also reviewed and considered several possible risks associated with the Transaction, including, among others, the assumption of debt and the change in control that will result from the Transaction. For a description of such possible risks, see "- Certain Considerations" immediately below. Based on the foregoing considerations as well as those discussed elsewhere herein, the Board of Directors determined that the transactions contemplated by the Transaction were fair and in the best interest of the Company and its stockholders.

CERTAIN CONSIDERATIONS

     In addition to the other information contained in this Information Statement, the Company's stockholders should be aware of the following risks related to the Transaction and the Company.

          Losses from Operations and Need for Financing. The Company has historically sustained losses from operations. The Company incurred net losses of $1,307,476 and $5,609,795 during the last two fiscal years ended April 30, 1999 and 1998, respectively. The Company expects to require additional financing in order to fully implement the Company's business strategy. To raise such additional financing, the Company may have to seek such funds through alternative public or private equity or debt financing. Should the Company raise capital through an equity financing arrangement, the then existing stockholders may experience substantial dilution in their investment in the Company. Should such alternative financing not be obtained, the Company may have to decline certain projects where the cost of financing would reduce the profit to minimal amounts. There is no assurance that any such alternative financing is available to the Company on competitive terms. At the present time, there are no agreements, understandings or arrangements with any parties with respect to additional financing for the Company.

          Competition. The Company's business is highly competitive. The Company's environmental, emergency and disaster response business competes with, among other persons, approximately twenty environmental remediation companies of similar size and approximately fifty construction firms of all sizes in its area of operations, some of which have substantially greater financial and other resources than the Company. In addition, to the extent that the Company seeks to implement its business plan, the Company will be required to compete with additional environmental remediation companies and construction firms, some of which have greater sales and financial resources than the Company. While the Company believes that few of its competitors in the markets in which it competes provide the full array of services that the Company performs as an emergency response firm and that the Company's turnkey approach to the emergency response business provides a distinct advantage over its competition, no assurance can be given that the Company will be able to compete with such other contractors.

          No Appraisal Rights. Under the applicable provisions of the Delaware General Corporation Law, the Company's stockholders are not entitled to any dissenters' appraisal rights in connection with the Transaction or any other transaction described in this Information Statement.

          No Dividends. Due to sustained losses, the Company has not paid any cash dividends on the Common Stock, and does not anticipate paying any cash dividends in the foreseeable future. Rather, the Company intends to retain earnings, if any, to provide funds for general corporate purposes and the expansion of the Company's business. The payment of any future dividends by the Company will be dependent upon the earnings of the Company, its financial requirements and other relevant factors. The Company is required to pay quarterly dividends on the Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series A Preferred"). To the extent permissible under Delaware General Corporation Law, the Company will pay the Series A Preferred quarterly dividends. Except that, upon conversion of the Series A Preferred into Common Stock, dividends shall no longer accrue and all accrued and unpaid dividends, and any accrued and unpaid interest thereon, as of the date of such conversion, shall be made in cash. Any future dividends by the Company on the Common Stock will be distributed after payment of all accrued quarterly dividends on the Series A Preferred.

     Control by Principal Stockholder. Acquisition Corp. currently holds approximately 58.0% of the issued and outstanding shares of Common Stock and, upon conversion of the Series B Preferred and the Note, Spotless and Acquisition Corp. will own approximately 77.9% of the issued and outstanding shares of Common Stock. As a result, Acquisition Corp. and Spotless are in a position to determine the outcome of the election of directors and thereby control the Company.

CHANGE IN CONTROL OF COMPANY

     A change in control of the Company occurred upon the closing of the Transaction. See "The Transaction General." As discussed above, Acquisition Corp. and Spotless are in a position to determine the outcome of the election of directors and thereby control the Company.

NO APPRAISAL RIGHTS

     Under the applicable provisions of the Delaware General Corporation Law, the Company's stockholders are not entitled to any dissenters' appraisal rights in connection with the Transaction or any other transaction described in this Information Statement.

REGULATORY REQUIREMENTS

     The Company is not aware of any federal or state regulatory requirements that must be complied with or regulatory approval that must be obtained in connection with the Transaction, other than the filing of: (i) a Certificate of Amendment to the Company's Certificate of Incorporation pursuant to the applicable provisions of the Delaware General Corporation Law; (ii) this Information Statement on Schedule 14C with the SEC; and (iii) an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as a result of a change in majority of directors of the Board of Directors.

--------------------------------------------------------------------------------


           CERTAIN INFORMATION CONCERNING THE COMPANY


--------------------------------------------------------------------------------

DESCRIPTION OF COMMON STOCK

     Holders of the Common Stock are entitled to one vote for each share held by them of record on the books of the Company in all matters to be voted on by the Company's stockholders. No cumulative voting of the Common Stock is permitted. Holders of the Common Stock do not have any conversion, preemptive or preferential rights with respect to the Common Stock. The holders of the Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. There are no redemptive or sinking fund provisions applicable to the Common Stock. The Common Stock is eligible for trading on the Over the Counter Bulletin Board under the symbol WEGI.

INFORMATION RELATING TO THE COMPANY'S VOTING SECURITIES

     The outstanding voting securities of the Company include the Common Stock, the Series A Preferred and the Series B Preferred. As of January 31, 1999, there were 38,443,254 shares of Common Stock, 1,300,000 shares of Series A Preferred and 9,346 shares of Series B Preferred issued and outstanding. Shares of Series A Preferred are convertible, on a share-for-share basis, into shares of Common Stock, and each share of Series B Preferred is convertible into 1,000 shares of Common Stock. Holders of the Common Stock are entitled to one vote on all matters presented to stockholders for each share registered in their respective names, and holders of the Series A Preferred and the Series B Preferred are entitled to one vote on all matters presented to stockholders for each share of Common Stock issuable upon conversion of each share of Series A Preferred and Series B Preferred, respectively, registered in their respective names. Cumulative voting is not permitted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 31, 1999, certain information concerning the beneficial ownership of each class of the Company's voting stock by (i) each beneficial owner of 5% or more of the Company's voting stock, based on reports filed with the SEC and certain other information; (ii) each of the Company's executive officers and (iii) all executive officers and directors of the Company as a group:

                                                Number of Shares Beneficially Owned and Percent of Class (1)
                                                ------------------------------------------------------------
                                                    Percent                                                Pro         % of Pro
                                                      of                 Percent               Percent    Forma         Forma
Directors, Named Executive                          Common   Series A      of       Series B      of      Voting        Voting
Officers and 5% Stockholders      Common Stock       Stock   Preferred   Series A   Preferred  Series B   Power         Power

Spotless Group Limited (2) . . .   22,284,683 (3)    58.0%      -           -         9,346      100%   31,630,683 (4)  64.4%
Michael O'Reilly (5) . . . . . .    3,527,333 (6)     9.2%      -           -           -         -      3,527,333       7.2%
Samuel Sadove (5). . . . . . . .      461,000 (7)     1.2%      -           -           -         -        461,000        *
Anthony Towell (5) . . . . . . .    1,352,667 (8)     3.5%      -           -           -         -           -          2.8%
Brian S. Blythe (9). . . . . . .            0 (10)      0       -           -           -         -           -            -
John J. Bongiorno (9). . . . . .            0 (11)      0       -           -           -         -           -            -
Ronald B. Evans (9). . . . . . .            0 (12)      0       -           -           -         -           -            -
Charles L. Kelly, Jr,. (9) . . .            0 (13)      0       -           -           -         -           -            -
Peter a. Wilson (9). . . . . . .            0 (14)      0       -           -           -         -           -            -
Dr. Kevin Phillips (15). . . . .      650,839 (16)   1.7%    650,000        50%         -         -      1,300,839       2.7%
All directors, director nominees    5,991,839 (17)   15.6%   650,000        50%         -         -      6,641,839 (18) 13.5%
and executive officers as a group
(the 9 persons named above).

       *    Less than 1%

       ** Mr. Bongiorno will become a director 10 days after the date that an Information Statement meeting the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, is filed with the SEC and transmitted to the Company's stockholders.

     (1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 31, 1999 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

     (2) The address of Spotless Group Limited is c/o Spotless Plastics (USA) Inc., 150 Motor Parkway, Suite 413, Hauppauge, New York 11788.

     (3) Represents the 22,284,683 shares of Common Stock sold to Acquisition Corp. pursuant to the Subscription Agreement. The Company does not currently have a sufficient number of authorized, unissued and unreserved shares of Common Stock to issue upon conversion of the Series B Preferred or the Note. The Board of Directors has approved an amendment (the "Amendment") to the Company's
Certificate of Incorporation increasing the number of authorized shares of Common Stock from 50,000,000 to 100,000,000, but the Amendment has not yet been approved by the stockholders of the Company. Accordingly, the number of shares of Common Stock reported herein does not include (a) 9,346,000 shares of Common Stock issuable upon conversion of the 9,346 shares of Series B Preferred held by Acquisition Corp. or (b) 25,304,352 shares of Common Stock issuable upon conversion of the Note.

                                       14

          Spotless Group, Spotless and Acquisition Corp. may be deemed to share the voting and investment power over the 22,284,683 shares of Common Stock directly held by Acquisition Corp.

     (4) Includes 22,284,683 shares of Common Stock sold to Acquisition Corp. pursuant to the Subscription Agreement and the 9,346,000 shares of Common Stock issuable upon conversion of the 9,346 shares of Series B Preferred held by Acquisition Corp.

     (5) The address for this person is c/o Windswept Environmental Group, Inc., 100 Sweeneydale Ave., Bay Shore, New York 11706.

     (6) Includes 177,333 shares of Common Stock directly held by Mr. O'Reilly and options under which he may purchase 3,350,000 shares of Common Stock which are exercisable within 60 days. Does not include 11,000 shares of Common Stock directly held by JoAnn O'Reilly, the wife of Michael O'Reilly, options under which she may purchase 300,000 shares of Common Stock which are exercisable within 60 days, as to each of which Mr. O'Reilly disclaims beneficial ownership, and the shares of Common Stock issuable upon conversion of the Closing Date Option and the Conversion Date Option. The Closing Date Option and the Conversion Date Option have not yet vested and are not exercisable within 60 days. In addition, should such options vest and become exercisable, as discussed in footnote 3 above, the Company does not have sufficient number of authorized, unissued and unreserved shares of Common Stock to issue upon conversion of such options.

     (7) Includes 11,000 shares of Common Stock directly by held by Mr. Sadove and options under which he may purchase 450,000 shares of Common Stock which are exercisable within 60 days.

     (8) Includes (a) 36,000 shares of Common Stock directly held by Mr. Towell,
(b) options under which he may purchase 650,000 shares of Common Stock which are exercisable within 60 days, and (c) 666,667 shares of Common Stock issuable upon conversion of a $100,000 demand convertible note directly held by Mr. Towell which is convertible within 60 days.

     (9) The address for this person is c/o Spotless Enterprises Inc., 150 Motor Parkway, Suite 413, Hauppauge, New York 11788.

     (10) Excludes shares beneficially held by Spotless Group. Mr. Blythe is a director and executive officer of Spotless Group and may be deemed to share voting or investment power with respect to these shares. Mr. Blythe disclaims beneficial ownership of these shares.

     (11) Excludes shares beneficially held by Spotless Group. Mr. Bongiorno is a director and executive officer of Spotless Group and may be deemed to share voting or investment power with respect to these shares. Mr. Bongiorno disclaims beneficial ownership of these shares.

     (12) Excludes shares beneficially held by Spotless Group. Mr. Evans is a director and executive officer of Spotless Group and may be deemed to share voting or investment power with

                                       15

respect to these shares. Mr. Evans disclaims beneficial ownership of these shares.

     (13) Excludes shares held of record by Acquisition Corp. and beneficially held by Spotless. Mr. Kelly is an executive officer of Acquisition Corp. and Spotless and may be deemed to share voting or investment power with respect to these shares. Mr. Kelly disclaims beneficial ownership of these shares.

     (14) Excludes shares beneficially held by Spotless Group. Mr. Wilson is a director and executive officer of Spotless Group and may be deemed to share voting or investment power with respect to these shares. Mr. Wilson disclaims beneficial ownership of these shares.

     (15) The address for Mr. Phillips is c/o Fanning, Philips & Molnar, 909 Marconi Avenue, Ronkonkoma, New York 11779.

     (16) Includes (a) 245,839 shares of Common Stock directly held by Dr. Philips, and (b) options under which he may purchase 405,000 shares of Common Stock which are exercisable within 60 days. Does not include 650,000 shares of Common Stock issuable upon conversion of 650,000 shares of Series A Preferred directly held by Dr. Phillips.

     (17) Includes options under which members of the group may purchase an aggregate of 4,855,000 shares of Common Stock which are exercisable within 60 days and 666,667 shares of Common Stock issuable upon conversion of a demand convertible note held by a member of the group. Does not include (a) any shares of Common Stock issuable upon conversion of any shares of Series A Preferred held by a member of the group, (b) any shares of Common Stock issuable upon exercise of the Closing Date Option or the Conversion Date Option, and (c) shares of Common Stock directly held by JoAnn O'Reilly and the options under which JoAnn O'Reilly may purchase shares of Common Stock, as to each of which Michael O'Reilly disclaims beneficial ownership.

     (18) Includes options under which members of the group may purchase an aggregate of 4,855,000 shares of Common Stock which are exercisable within 60 days and 1,316,667 shares of Common Stock issuable upon conversion of a demand convertible note held by a member of the group and shares of Series A Preferred held by a member of the group. Does not include (a) any shares of Common Stock issuable upon exercise of the Closing Date Option or the Conversion Date Option, and (b) shares of Common Stock directly held by JoAnn O'Reilly and the options under which JoAnn O'Reilly may purchase shares of Common Stock, as to each of which Michael O'Reilly disclaims beneficial ownership.

                                    WINDSWEPT ENVIRONMENTAL GROUP, INC.



                                    By:    /s/ Michael O'Reilly
                                    Name:  Michael O'Reilly
                                    Title: Chief Executive Officer and President

                                   APPENDIX A

                          Donald & Co. Securities Inc.
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022


                                                        October 26, 1999

Board of Directors
Windswept Environmental Group, Inc.
100 Sweeneydale Avenue
Bay Shore, New York, 11706

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Windswept Environmental Group, Inc. ("Windswept" or the "Company") and its shareholders, of the proposed equity and debt financing (the "Financing") of the Company by Spotless Plastics (USA), Inc. ("Spotless"). We assume for purposes of our opinion that the Financing as ultimately embodied in the final versions of the Financing Documentation (hereinafter defined) will not materially differ from the terms set forth in the October 25, 1999 drafts of such documentation.

     Pursuant to the Financing Documentation, the Financing is to consist of the following equity and debt components:

      Equity: In consideration of an aggregate purchase price of $2.5 million, Spotless is to receive (i) all shares of the Company's common stock which are authorized but not issued and not reserved for issuance pursuant to outstanding options, warrants, rights, securities or commitments, constituting 22,284,683 shares of common stock; and (ii) 9,346 shares of Series B Convertible Preferred Stock, each share of which would have powers, preferences, privileges and voting and economic rights equivalent to that number of shares of common stock into which it is convertible, and each share of which would be convertible at any time at the option of Spotless pursuant to the formula set forth in the Certificate of Designation respecting such preferred stock into a minimum of one thousand shares of common stock. As a result of the equity investment, Spotless will have beneficial ownership of a majority of the issued and outstanding shares of common stock of the Company.

      Debt: Spotless is loaning to the Company $2 million through a secured, convertible promissory note bearing interest at the rate of LIBOR plus 1%.

     The proceeds of the equity and debt financings are to be utilized by the Company to repay outstanding indebtedness to Business Alliance Capital Corporation, amounts due to taxing authorities for sales tax and payroll tax liabilities, suppliers and other creditors and for working capital purposes.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, (i) the Letter of Intent dated September 13, 1999 between Windswept and Spotless; (ii) drafts, dated October 25, 1999, consisting of (A) Subscription Agreement (without schedules appended) between Windswept and Spotless, (B) Form of Convertible Note made by Windswept, Trade-Winds Environmental Restoration, Inc., North Atlantic Laboratories, Inc. and New York Testing Laboratories, Inc. for the benefit of Spotless, (C) Security Agreement,
(D) Stock Option Agreement between Windswept and Michael O'Reilly relative to 2,811,595 shares of common stock of Windswept, (E) Stock Option Agreement between Windswept and Michael O'Reilly relative to 2,674,714 shares of common stock of Windswept, (F) Employment Agreement between Windswept and Michael O'Reilly, (G) Letter Agreement between Spotless and Michael O'Reilly respecting sale of the common stock of Windswept and corporate opportunities and (H) Certificate of the Designation, Powers, Preferences and Rights of the Series B Convertible Preferred Stock (all of such documents collectively referred to herein as the "Financing Documents"); (ii) certain publicly available information concerning the Company, including its annual report on Form 10-KSB for the year ended April 30, 1999 and its quarterly report on Form 10-QSB/A for the quarter ended July 31, 1999; (iii) certain financial forecasts concerning the business and organization of the Company; (iv) certain publicly available information with respect to certain other companies that we believe to be comparable in certain respects to the Company and the trading markets for such other companies' securities; and (v) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have discussed the foregoing items and issues, including business operations, financial conditions and prospects of the Company, with certain officers and employees of the Company, as well as other matters we believe relevant to our inquiry. We have conducted such other studies, analysis, inquiries and investigations, and considered such other matters, as we deemed relevant and appropriate.

     In our review and in rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information provided to us or publicly available. We have neither independently verified or assumed responsibility for verifying any of such information. We have assumed that the financial projections we have received have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management as to future financial performance. We have not made, obtained, or assumed any responsibility for making or obtaining, any independent evaluations or appraisals of any of the assets or liabilities of the Company including, without limitation, assets or liabilities related to the environmental operations of the Company.

     Our opinion is necessarily based on financial, economic, market and other conditions as they exist on, and information made available to us as of the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Furthermore, our opinion does not address the Company's underlying business decision to effect the Financing, and should not be read as implying any conclusion as to the price or trading range of the stock of the post-Financing entity. Our opinion is based on the assumption that agreements to be entered into will conform in all material respects to the Financing Documentation.

     The opinion expressed herein was prepared for use of the Board of Directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote. This letter and our opinion expressed herein are not to be quoted, summarized or referred to, in whole or in part, without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Financing is fair, from a financial point of view, to the Company and its stockholders.

                                                  Very truly yours,

                                                  DONALD & CO. SECURITIES INC.



                                          By:        /s/ Stephen A. Blum
                                                  Stephen A. Blum, President